UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

LEE ENTERPRISES, INCORPORATED

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:
2)	Aggregate number of securities to which transaction applies:
3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
4)	Proposed maximum aggregate value of transaction:
5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:
2)	Form, Schedule or Registration Statement No.:
3)	Filing Party:
4)	Date Filed:

Employee Note

TO: All Lee Employees

FROM: Kevin Mowbray

SUBJECT: Court Ruling in Favor of Lee

Team,

I wanted to provide a quick update on our Annual Meeting, which will be held on March 10. First some background: as you probably recall, a hedge fund named Alden Global Capital made a proposal to acquire Lee late last year that the Board unanimously determined grossly undervalued the Company and was not in the best interests of the Company and its shareholders. Alden also attempted to nominate directors to Lee’s Board to advance its hostile offer. Lee’s Board rejected Alden’s attempted nominations because the submission didn’t comply with important provisions of our corporate bylaws. Alden sued Lee in response.

This morning we announced that the Delaware Chancery Court ruled in favor of Lee and against Alden. The Court determined that the Board’s decision to reject Alden’s nomination submission was reasonable and justified. Accordingly, Alden may not nominate directors to Lee’s Board this year and any proxies or votes in favor of Alden’s purported nominees will not be recognized or tabulated at the Annual Meeting. The press release we issued today can be found here.

This is an important victory for our Company and our shareholders, as Alden is clearly seeking to destabilize Lee as our strategic momentum continues to build. We strongly believe Alden wants to acquire Lee at a lowball price and take value that rightly belongs to our shareholders.

We are making great progress on our digital transformation, as shown by the Q1 FY22 earnings results we announced two weeks ago. Thanks to your talent, hard work and focus, our Three Pillar Digital Growth Strategy is succeeding, and we are on-track to achieve our financial and operational targets for this year and beyond. Moreover, the important investments we are making in the business are positioning Lee to continue creating sustainable, long-term value for our shareholders.

Alden is certainly not going away. Shortly after our announcement this morning, Alden stated their intention to ask shareholders to withhold votes for two of Lee’s director nominees, Chairman Mary Junck and Lead Director Herbert Moloney, at this year’s Annual Meeting. This is consistent with Alden’s prior efforts to advance its hostile offer and capture the benefits of our ongoing digital transformation for itself. We are confident that shareholders will see through Alden’s hollow arguments and will support our Board of Directors as we grow the value of Lee.

The next several weeks leading up to our Annual Meeting will include direct communications with our shareholders. Employees who own Lee stock will receive these communications, as well as important instructions on how to vote the WHITE proxy card FOR Lee’s three Director nominees. Please refer to the 2022 Annual Meeting page on our Investor Relations website for more information, including how to vote.

Thank you for your dedication to our Company and our mission. The most important thing for us to do is to continue to drive strong results in the business and create value for all shareholders.

Sincerely,

Kevin

Forward-Looking Statements

The information provided in this communication may include forward-looking statements relating to future events or the future financial performance of the Company. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Words such as “aims,” “anticipates,” “plans,” “expects,” “intends,” “will,” “potential,” “hope” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon current expectations of the Company and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties. Detailed information regarding factors that may cause actual results to differ materially from the results expressed or implied by statements in report relating to the Company may be found in the Company’s periodic filings with the SEC, including the factors described in the sections entitled “Risk Factors,” copies of which may be obtained from the SEC’s website at www.sec.gov. The Company does not undertake any obligation to update forward-looking statements contained in this communication.